Exhibit 8.2

The McGeary Law Firm, P.C.

1600 Airport Fwy., Suite 300

Bedford, Texas 76022

(817)-282-5885 phone

(817)-282-5886 fax

August 27, 2020

KBL Merger Corp. IV

527 Stanton Christiana Rd.

Newark, DE 19713

Ladies and Gentlemen:

Reference is made to the filing by KBL Merger Corp. IV, a Delaware corporation (“KBL”) with the Securities and Exchange Commission (the “Commission”) of Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-234650) (as further amended and supplemented through the date hereof, the “Registration Statement”), which includes an accompanying proxy statement/prospectus relating to the Business Combination Agreement (as defined therein). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Business Combination Agreement, dated as of July 25, 2019, as amended (the “Business Combination Agreement”), among 180 Life Sciences Corp., a Delaware corporation (“180”), KBL, KBL Merger Sub, Inc., a Delaware corporation, Katexco Pharmaceuticals Corp. a British Columbia corporation (“Katexco”), CannBioRex Pharmaceuticals Corp. a British Columbia corporation (“CBR Pharma”), 180 Therapeutics L.P., a Delaware limited partnership (“180 LP” and, together with 180, Katexco and CBR Pharma, the “180 Parties”) and Lawrence Pemble, in his capacity as representative of the stockholders of the 180 Parties, and/or the Registration Statement.

In rendering our opinion, we have relied on the Registration Statement, in particular the sections entitled “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Considerations” and “— Material U.S. Federal Income Tax Consequences of the Business Combination” (collectively, the “Documents”), and, as we have deemed necessary in order to enable us to render the opinion referred to in this letter, certain representations and statements, contained therein, related to the Business Combination and the application of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In our examination of the Documents, we have assumed, without any independent investigation or examination thereof, that (i) the Business Combination will be consummated in the manner described in the Business Combination Agreement and the Registration Statement, and that none of the terms or conditions contained therein will be waived or modified and (ii) the Business Combination Agreement and the Registration Statement accurately and completely reflect the facts relating to the Business Combination. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Registration Statement.

Based upon and subject to the qualifications herein and subject to covenants, representations and warranties set forth in the Documents, we are of the opinion that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as expressly set forth above, we express no other opinion. This opinion does not address the various U.S. state or local or non-U.S. tax consequences that may result from the Business Combination or the other transactions or matters described in the Registration Statement and does not address any U.S. federal tax consequences of any transaction other than as set forth above. In addition, no opinion is expressed as to any U.S. federal tax consequences of the Business Combination or other transactions contemplated by the Registration Statement, except as specifically set forth herein, including any U.S. federal non-income tax consequences of the Business Combination. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent.

The foregoing is based on the Code, and no statement contained herein is binding on the Internal Revenue Service (“IRS”), and no assurance can be given that the conclusions expressed in this letter will not be challenged by the IRS or will be sustained by a court. We assume no obligation to update our view for events or changes in the law occurring after the effective date of the Registration Statement. Further, our conclusion is based upon the Documents, facts and assumptions referred to above. Any material amendments to such Documents, changes in such facts or inaccuracy of such assumptions could affect the accuracy of our opinion. Although we have reviewed the Documents, we have not undertaken an independent investigation of all the facts referred to in this letter and other representations made by the Company.

We hereby consent to the filing of this as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ The McGeary Law Firm, P.C.

The McGeary Law Firm, P.C.